Exhibit 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports First Quarter 2014 Results

CHANTILLY, VA – May 12, 2014 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended March 31, 2014.  Consolidated revenue for the quarter ended March 31, 2014 was $66.0 million, as compared to $81.6 million for the quarter ended March 31, 2013.  Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the quarter ended March 31, 2014 was $1.4 million, compared to $9.9 million for the quarter ended March 31, 2013.  Net (loss) for the quarter ended March 31, 2014 was $(2.8) million, as compared to $2.2 million net income for the quarter ended March 31, 2013.  Cash flow provided by operations for the quarter ended March 31, 2014 was $5.7 million.  Diluted loss per share was $(0.15) for the quarter ended March 31, 2014, as compared to diluted earnings per share of $0.12 for the quarter ended March 31, 2013.  As of March 31, 2014, we had a cash balance of $18.7 million.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with the continued positive performance of our Consumer Products and Services segment which has allowed us to both grow our IDENTITY GUARD® brand and continue to drive our Pet Health Monitoring segment toward initial sales later this year.”

First Quarter 2014 Financial Highlights:

•	Total subscribers decreased to approximately 2.8 million compared to 4.2 million as of March 31, 2013, approximately 400 thousand of whom remain in a non-billable status as of March 31, 2014.

•	Total consolidated revenue for the first quarter of 2014 was $66.0 million compared to $81.6 million for the first quarter of 2013.

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Consolidated net loss for the quarter ended March 31, 2014 was $(2.8) million, or $(0.15) per diluted share, compared to consolidated net income of $2.2 million, or $0.12 per diluted share, for the quarter ended March 31, 2013.

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Our Pet Health Monitoring segment generated a loss from operations of approximately $3.3 million which was funded from available cash on hand.  This segment has not yet commenced sales and is expected to launch later in 2014.

•	Consolidated cash flow provided by operations for the quarter ended March 31, 2014 was approximately $5.7 million.

In 2013, we ceased all business activities in our subsidiary Net Enforcers. We determined that Net Enforcers met the requirements for classification as a discontinued operation under U.S. GAAP and we have recast our condensed consolidated statements of operations for the periods presented. Income from discontinued operations, net of tax, was $10 thousand for the three months ended March 31, 2013.

In addition, on March 10, 2014, we made the determination to cease ongoing operations at our subsidiary Intersection Business Intelligence Services (D/B/A  Zumetrics®).  These operations ceased on or around April 30, 2014.  We plan to classify Zumetrics® as a discontinued operation at the time it meets the requirements under U.S. GAAP and, thereafter, will no longer have a Market Intelligence segment.

For additional commentary on Intersections’ first quarter 2014 results please click on the 1st Quarter 2014 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of the regulatory environment on our business and our ability to execute our business strategy.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of identity risk management, privacy protection and other subscription based services for consumers.  Our core services monitor personal information for our consumers, aggregate it into digestible, consumer-friendly reports and alerts, and provide personalized education and support to help our customers understand their information and take the actions they deem appropriate. Since its business was founded in 1996, Intersections has protected the identities of more than 36 million consumers. To learn more, visit http://www.intersections.com/.